EXHIBIT 99.2

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

On September 6, 2011, Urologix completed its acquisition of certain assets relating to the Prostiva RF Therapy System (“Prostiva”) from Vidamed, a wholly-owned subsidiary of Medtronic, Inc. for the fair value of consideration to be paid of approximately $7.2 million. No liabilities were assumed in the acquisition.

The transaction closed on September 6, 2011. Urologix paid $500,000 in cash at closing, will pay an additional $500,000 on September 6, 2012 and is committed to a royalty stream based on Prostiva product sales, subject to minimum and maximum royalty amounts. The following unaudited pro forma combined financial statements have been prepared to give effect to the combination of Urologix and the Prostiva business. The unaudited pro forma combined financial statements were prepared using the historical financial statements of Urologix and the historical financial statements of Prostiva. The Unaudited Pro Forma Combined Balance Sheet is not intended to represent or be indicative of the financial condition of the combined entity that would have been reported if the acquisition had been consummated on June 30, 2011. In addition, the Unaudited Pro Forma Condensed Balance Sheet does not purport to project the future financial position of the company as of the end of its fiscal year ending June 30, 2012 (“fiscal 2012”) or of any other future periods.

Please note that the unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements of Urologix and Prostiva, respectively. The information related to Urologix can be found in Urologix’ Annual Report on Form 10-K for the year ended June 30, 2011 and the information related to Prostiva can be found in Item 9.01(a) of this Current Report on Form 8-K/A.

The unaudited pro forma combined balance sheet as of June 30, 2011 combines the audited balance sheet of Urologix as of June 30, 2011 and the unaudited statements of assets acquired of Prostiva as of July 29, 2011 and gives effect to the acquisition as if the acquisition occurred on June 30, 2011. The purchase price allocation included in the accompanying unaudited pro forma combined financial statements is preliminary and is based on information that was available to management at the time the unaudited pro forma combined financial statements were prepared. Accordingly, the purchase price allocation is subject to change and the impact of such changes could be material.

The Company received a letter from the Securities and Exchange Commission dated June 23, 2011 waiving the requirement for a pro forma statement of operations if that presentation would require forward-looking information in order to meaningfully present the effects of the acquisition. The pro forma combined statement of operations has not been included in this filing because it would include costs not related to the revenue activities of Prostiva, such as overhead costs that benefited portions of the business that were not acquired by Urologix, and would require forward-looking information to accurately present the effects of the acquisition.

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UROLOGIX, INC.

Pro Forma Combined Balance Sheet

June 30, 2011

(Unaudited)

(In thousands)	Urologix	Prostiva	Pro Forma Adjustments		Pro Forma Combined

ASSETS:
Current assets:
Cash and Cash equivalents	$3,061		$(500	)(a)	$2,561
Accounts Receivable, net	1,358				1,358
Inventories	1,127	135	770	(b)	2,032
Prepaids and Other Current Assets	249				249
Total Current Assets	5,795	135	270		6,200
Property and equipment:
Property and equipment	11,691		128	(c)	11,819
Less: Accumulated Depreciation	(10,830)				(10,830)
Property and equipment, net	861		128	(c)	989
Other intangibles, net	102		2,385	(d)	2,487
Goodwill	—		3,307	(e)	3,307
Long Term Inventories	—		457	(b)	457
Other Assets	5		—		5
Total Assets	$6,763	$135	$6,547		$13,445

LIABILITIES AND SHAREHOLDERS EQUITY:
Current Liabilities:
Accounts Payable	$741				$741
Accrued Compensation	454				454
Deferred Income	21				21
Short-term deferred acquisition payment	—		1,081	(f)	1,081
Other accrued expenses	541				541
Total current liabilities	1,757		1,081		2,838

Deferred Income	9				9
Long-term deferred acquisition payment	—		5,601	(f)	5,601
Other accrued expenses	151				151
Total Liabilities	1,917		6,682		8,599

Shareholders’ Equity:
Net assets acquired	—	135	(135	)(g)	—
Common Stock	144				144
APIC	114,733				114,733
Accumulated Deficit	(110,031)				(110,031)
Total Shareholders’ Equity	4,846	135	(135)		4,846
Total liabilities and shareholders’ equity	$6,763	$135	$6,547		$13,445

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UROLOGIX, INC.

Notes to Pro Forma Combined Balance Sheet

(Unaudited)

(1)   Basis of Presentation

On September 6, 2011, Urologix entered into an agreement with Vidamed Medtronic, a wholly-owned subsidiary of Medtronic, to acquire the assets related to its Prostiva business. Prostiva Radio Frequency (RF) Therapy is a minimally invasive treatment for BPH. Prostiva is a transurethral needle ablation device, delivering low-level radio frequency energy directly into the prostate, destroying the prostate tissue and improving the symptoms of BPH. It can precisely target and treat specific areas within the prostate while allowing the urologist direct visualization of the treatment area; all while preserving the urethra. The Prostiva system consists of a specialized cystoscope connected to a radio frequency generator. The RF current is precisely delivered to the region immediately surrounding the active electrode, allowing accurate control of the tissue effect. As consideration for this business, Urologix paid $500,000 in cash at closing, will pay an additional $500,000 on September 6, 2012, the cost of the acquired inventory, and is committed to a royalty stream based on Prostiva product sales, subject to minimum and maximum royalty amounts.

The unaudited pro forma combined balance sheet gives effect to the acquisition of Prostiva as if it had occurred on June 30, 2011. The Urologix balance sheet information was derived from its June 30, 2011 balance sheet included in its Annual Report on Form 10-K for the year ended June 30, 2011. The balance sheet information for Prostiva was derived from the statement of assets acquired of Prostiva as of July 29, 2011 which is included herein.

The acquisition was accounted for using the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. Under the acquisition method of accounting, the total estimated purchase price, calculated as described in Note 2 to these unaudited pro forma combined financial statements, is allocated to the net tangible and intangible assets of the business based on the estimated fair values as of the completion of the acquisition. Management has estimated the fair value of assets acquired based on the estimated fair value attributable to the actual net tangible and intangible assets of Prostiva that existed as of the date of the completion of the acquisition.

(2)  Preliminary Purchase Price Allocation

The Company estimates that the fair value of the consideration to be paid to acquire the Prostiva business is approximately $7.2 million, of which approximately $6.7 million is still payable. Included in the total consideration is the licensing fee, of which $500,000 was paid on September 6, 2011 and $500,000 is due on the first anniversary of this date, deferred payments for acquired inventory, and royalties on Prostiva products sold, subject to minimum and maximum amounts. The consideration consists of non-contingent future cash payments with an acquisition date fair value of $4.3 million. The estimated royalty payments between the minimum and maximum amounts are contingent consideration and are measured at fair value at the acquisition date by applying an appropriate discount rate that reflects the risk factors associated with the payment streams. The Company estimates the fair value of the future contingent consideration at $2.9 million. The contingent consideration will be remeasured to fair value at each reporting date until the contingency is resolved with the changes in fair value recognized in operating income / (loss).

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We assumed no liabilities in the acquisition. The allocation of purchase consideration to assets acquired is not yet finalized as we continue to evaluate the fair value of certain assets related to the acquisition of Prostiva. The preliminary fair values of the assets acquired by major class in the acquisition are as follows (in thousands):

Finished Goods Inventory	$1,362
Manufacturing Equipment	128
Identifiable Intangible Assets:
Customer Lists	531
Trademark	325
Patents & Technology	1,529
Goodwill	3,307

TOTAL	$7,182

(3)  Unaudited Pro-Forma Adjustments

The pro-forma adjustments included in the unaudited pro forma combined balance sheet are as follows:

a)	Adjustment to reflect payment of the first tranche of the licensing fee of $500,000 on September 6, 2011.
b)	Adjustment to record current Prostiva inventory of handpieces, generators and telescopes at fair value transferred to the Company on or after September 6, 2011. The Company has all the risks and rewards of ownership of the inventory. This inventory, if sold within nine months, will carry payment terms of 270 days from the date of sale. Any remaining inventory at the Company’s facility nine months after the transaction date will also carry payment terms of 270 days. Inventory that is estimated to be sold in the period outside the current operating cycle is classified as Long Term Inventories.
c)	Adjustment to record the fair value of Prostiva manufacturing equipment obtained in the acquisition. Urologix will pay $147,000 for the equipment at the later of September 6, 2012 or the closing of the Asset Purchase Agreement transactions. This payment is included as part of the second $500,000 tranche of the licensing fee payable on September 6, 2012.
d)	Adjustments to record the following intangible assets acquired in connection with the acquisition:
• Customer-related intangible assets of $531,000 which include the existing customer lists and relationships of the Prostiva business and estimated using an income approach. The asset will be amortized on a straight line basis over its estimated useful life of 9 years.
• Marketing-related intangible assets of $325,000 which primarily relate to the Prostiva tradename acquired and estimated using a relief from royalty method. This asset will be amortized on a straight line basis over its estimated useful life of 16 years.
• Technology-related intangible assets of $1,529,000 which consists primarily of patents and was estimated using a relief from royalty method. This asset will be amortized on a straight line basis over its estimated useful life of 9 years.
e)	Adjustment to record goodwill as a result of the transaction which is the difference between the fair value of the assets acquired and the calculated purchase price.

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f)	The current and long-term portion of the contracted and contingent future cash payments that constitute the total consideration. These future cash payments consist of:
	•	The second license fee payment of $500,000 due September 6, 2012
	•	The estimated royalty payments, both contracted and contingent
	•	The amounts to be paid for the Prostiva inventory transferred to Urologix
g)	Represents the net assets acquired less liabilities assumed in connection with the acquisition as of September 6, 2011

Forward-Looking Statements

This report contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the effectiveness of the Company’s sales and marketing strategies, the Company’s future revenue and operating performance, or about the development and marketing of new products. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011 and other documents filed with the Securities and Exchange Commission.

Overview

We are providing the following supplemental information regarding management’s plans for the combined business going forward. Historically, Medtronic had not maintained certain distinct and separate accounts for the Prostiva business. Medtronic has not allocated certain corporate overhead expenses to Prostiva, including, but not limited to, human resources, legal, finance, tax and treasury functions, and other expenses such as intangible amortization, and related income taxes, and therefore, such items were not historically identified and accounted for in the separate financial records of Prostiva. Consequently, full separate financial statements did not exist.

The results of operations associated with the Prostiva Business have been combined with those of the Company since September 6, 2011. Beginning with the Company’s quarterly report on Form 10-Q, for the period ended September 30, 2011, the Company’s financial statements will reflect values allocated under the purchase method of accounting, but will not be restated retroactively to reflect the historical financial position or results of operations of Prostiva.

Revenue

The revenues previously experienced by Prostiva as presented in the historical financial statements of Prostiva as filed as Exhibit 99.2 to Amendment No. 1 to the Current Report on Form 8-K/A are not indicative of the future revenues of the Company. For the Company’s fiscal year ending June 30, 2012, the Company expects revenues from the combined CTT and Prostiva product lines to be in the range of $18 to $20 million. Our actual revenue results could differ materially from our expectation as a result of risks and uncertainties, including those set forth in Item 1A “Risks Factors” of the Company’s Annual Report on Form 10-K for the year ended June 30, 2011.

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Royalties

We will pay Medtronic royalties on net sales of product, subject to minimum and maximum royalty amounts which will reduce the deferred acquisition payments liability on the balance sheet.

Operating Expenses

Cost of goods sold includes raw materials, labor, overhead, and royalties incurred in connection with the production of our Cooled ThermoTherapy system control units and single-use treatment catheters, costs associated with the delivery of our mobile service, amortization related to the acquired Prostiva patents and technology, as well as costs for the newly acquired Prostiva products.

The amortization of the intangible assets (customer relationship and trademarks) (see Note 2) is expected to be classified as a Selling, General and Administrative Expense. As described in Note 3, the Company is expected to amortize the customer relationship and trademarks intangible assets over their assigned life of 9 years and 16 years, respectively.

Direct costs as presented in the historical financial statements of Prostiva as filed as Exhibit 99.2 of Amendment No. 1 to the Current Report on Form 8-K/A are not indicative of the future costs Urologix will incur.

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